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                                                                Exhibit 10A

                      SEVERANCE AGREEMENT AND RELEASE
                      -------------------------------


     This Severance Agreement and Release ("Agreement") dated as of September 1, 1999 by and between Covance Inc. ("Covance") and James D. Utterback, residing at [address] ("Employee").

     WHEREAS, Covance and the Employee heretofore had an employment relationship whereby Employee was employed by Covance pursuant to that certain Employment Letter Agreement dated November 20, 1996 between Employee and Covance (such Employment Letter Agreement as amended, modified and supplemented from time to time, including as amended by that certain Amendment Letter dated November 20, 1998 between Covance and Employee, being the "EMPLOYEE LETTER AGREEMENT").

      WHEREAS, Covance has eliminated Employee's position and desires to terminate such relationship.

     NOW, THEREFORE, in consideration of the foregoing premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. TERMINATION. Employee's employment with Covance will terminate as of October 5, 1999 (the "Termination Date"). In accordance with the terms of this Agreement, Employee's employment with Covance is permanently and irrevocably severed as of such date. Employee waives any claim of right to reinstatement of employment with Covance or any of its affiliates or subsidiaries from and after the Termination Date.

     2.      SEVERANCE AND BENEFITS.

          (a) Employee will continue to be paid under this Section 2(a) at Employee's current base salary of $276,640, less usual withholding taxes, for a period commencing on the Termination Date and ending August 31, 2001 (such period being the "Payment Period"). Such payments will be made on the dates during the Payment Period that Covance makes its regular payroll payments. Employee acknowledges that the Company's obligation under the Employee Letter Agreement to continue Employee's base salary for two years after his termination will be satisfied in full pursuant to this Section 2(a) as a result of deferring Employee's termination from September 1, 1999 to the Termination Date.

          (b) In addition to the sum specified in Section 2(a), Covance will, in accordance with the Employment Letter Agreement, pay to Employee an amount equal $152,152, less usual withholding taxes, on March 15, 2000 and $152,152, less usual withholding taxes, on March 15, 2001, such amounts representing the annual incentives Employee might otherwise have earned for the years 1999 and 2000.


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          (c)     In addition to the above sum, Covance will pay to Employee an amount equal to the value of Employee's accrued and unused vacation time as of the Termination Date, if any, less usual withholding taxes. Such amount shall be paid on such date as Covance makes its first regular payroll payment after the Termination Date.

          (d) Employee shall be entitled to withdraw the vested portion of Employee's account under the Stock Purchase Savings Plan of Covance Inc. (or any other 401(k) Plan Employee participated in during his employment with Covance) at the times and in accordance with the other provisions of the Plan. The amounts thereof shall be determined as of the Termination Date. Any payroll deduction being made to the Stock Purchase Savings Plan of Covance Inc. or the Covance Employee Stock Purchase Plan will cease on the Termination Date.

          (e) Employee is entitled to receive 392.07 shares of common stock awarded to him pursuant to and in accordance with the terms and conditions of Covance's Restricted Share Plan and 613.35 shares of Covance common stock awarded to him pursuant to and in accordance with the terms and conditions of the Covance Employee Stock Ownership Plan. In addition, Employee hereby acknowledges that he or his designee has already received 13,923 shares of Covance common stock granted to him under the Covance Conversation Equity Plan.

          (f) To the extent not otherwise prohibited by the applicable benefit plans or policies, Employee's coverage for medical and dental insurance under applicable Covance policies shall continue at Covance's expense for the period commencing on the Termination Date and ending six months after the Termination Date. At the expiration of such six month period, Employee shall be entitled to make the COBRA election for continued medical and dental health insurance benefits for Employee and Employee's eligible dependents, subject to the terms and conditions of the applicable policies and all COBRA requirements for up to an additional 18 months. In the event Employee elects COBRA continuation, Covance shall pay Employee an amount equal to the monthly premium for such coverage, less usual withholding taxes, during the remaining 18 months of such Payment Period. Such payments will be made to Employee in equal installments on the dates during the Payment Period that Covance makes its regular payroll payments. To the extent not otherwise prohibited by the applicable benefit plans or policies, life and disability insurance coverage will continue, at Covance's expense, through the Payment Period. At the expiration of the Payment Period, the Employee may convert the life insurance coverage to an individual policy, at Employee's expense, but without evidence of insurability, within 30 days. Except as otherwise provided in this Agreement, all other benefits coverage shall be terminated as of the Termination Date.

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     Notwithstanding anything in this Section 2(f) to the contrary, Employee agrees that if Employee obtains or is provided medical, dental, life and/or disability insurance which is comparable to the benefits provided by Covance under the respective Covance benefit plans in terms of the coverage provided and the expense (both deductible and direct) borne by the Employee, then Employee shall promptly notify Covance which of such insurance benefits is then being provided to Employee and Covance shall cease providing such coverage or discontinue paying the premiums for such insurance, as applicable.

          (g) In the event Employee applies for unemployment compensation, Covance agrees not to contest said payment of unemployment compensation.

          (h) In addition to the foregoing, Covance will provide Employee outplacement services for the period from the Termination Date to the one year anniversary of such date. Employee shall select and Covance shall approve, which approval Covance shall not unreasonably withhold, such outplacement provider and Covance shall pay such costs directly to the outplacement provider.

          (i) Covance hereby acknowledges that for purposes of that certain Amended and Restated Supplemented Executive Retirement Plan (the "SERP") Employee has accrued and vested in five Years of Services (as defined in the SERP), and shall be entitled to the retirement payments under the SERP in the amounts, at the times and on the other terms and conditions specified in the SERP after giving effect to such service crediting.

          (j) No other benefits, bonuses, or additional compensation (including, without limitation, the right to participate in the Stock Purchase Savings Plan of Covance Inc., the Covance Inc. Employee Stock Purchase Plan, the Covance Inc. Employee Stock Ownership Plan, the Covance Restricted Share Plan, the Covance Inc. Employee Equity Participation Plan, the Covance Inc. Conversion Equity Plan, the
      Covance Inc. Variable Compensation Plan, the Covance Inc. General Employee Variable Compensation Plan, or any other plan document, any disability insurance plan of Covance or its affiliates, the Covance Severance Pay Plan, the SERP, except as expressly provided in Section 2(i), or any other similar plans of Covance or its parents or affiliates) shall be available or payable to Employee. Without limiting the foregoing, and except as provided below, all stock options and performance/restricted shares granted to Employee under the Covance Employee Equity Participation Program or the Covance Inc. Conversion Equity Plan, including, without limitation, 7,000 stock options of a grant of 21,000 non-qualified stock options pursuant to that certain Non-Qualified Stock Option Agreement dated February 18, 1998 (1998 Option Award) (the "SECOND STOCK OPTION AGREEMENT"), 8,066 stock options of a grant of 12,100 non-qualified stock options pursuant to that certain Non-Qualified Stock Option Agreement dated February 25, 1999 (1999 Option Award) (the "THIRD STOCK OPTION AGREEMENT"), a grant of

      16,675 performance/restricted shares (as adjusted based on actual
      1997 results) pursuant to that certain Restricted Stock Agreement dated January 20, 1997, a grant of 8,225 performance/restricted shares (as adjusted based on actual 1998 results) pursuant to that certain Restricted Stock Agreement dated February 18, 1998, and a grant of 6,100 performance/restricted shares pursuant to that certain Restricted Stock Agreement dated February 25, 1999, which have not vested as of the Termination Date, are terminated effective on the Termination Date; PROVIDED, HOWEVER, that Employee shall have, except as specified in
      Section 7, until the third anniversary of the Termination Date to exercise his option to purchase: (i) 34,500 shares of Covance common stock pursuant to a grant of 34,500 non-qualified stock options pursuant to that certain Non-Qualified Stock Option Agreement (1997 Option Award) dated January 20, 1997 (the "FIRST STOCK OPTION AGREEMENT"); (ii) 14,000 shares of Covance common stock pursuant to the Second Stock Option Agreement; (iii) 4,034 shares of common stock pursuant to the Third Stock Option Agreement; (iv) 8,397 shares of a grant of 8,397 incentive stock options pursuant to that certain Incentive Stock Option Agreement dated December 6, 1995, as amended, under the Covance Conversion Equity Plan (the "CEP") (the "FOURTH STOCK OPTION AGREEMENT"); (v) 23,089 shares of a grant of 23,089 non-qualified stock options pursuant to that certain Non-Qualified Stock Option Agreement dated December 6, 1995, as amended, under the CEP (the "FIFTH STOCK OPTION AGREEMENT"); and (vi) 35,416 shares of Covance common stock pursuant to the CEP Stock Option Agreements (as defined below). "CEP STOCK OPTION AGREEMENTS" means (w) that certain Non-Qualified Stock Option Agreement dated April 28, 1994, as amended, pursuant to which 7,084 non-qualified stock options were granted to the Employee under the CEP; (x) that certain Incentive Stock Option Agreement dated April 28, 1994, as amended, pursuant to which 12,594 incentive stock options were granted to Employee under the CEP; (y) that certain Non-Qualified Stock Option Agreement dated December 7, 1994, as amended, pursuant to which 9,181 non-qualified stock options were granted to Employee under the CEP; and (z) that certain Incentive Stock Option Agreement dated December 7, 1994 pursuant to which 6,557 incentive stock options were granted to Employee under the CEP.
      Nothing contained in this Section 2 shall be deemed to be an amendment, modification or supplement to any of the plans described or specified in this Agreement, except for the accelerated vesting on the Termination Date of 11,385 stock options under the First Stock Option Agreement, 7,000 stock options under the Second Stock Option Agreement, 4,034 stock options under the Third Stock Option Agreement, 4,199 stock options under the Fourth Stock Option Agreement and 11,545 stock options under the Fifth Stock Option Agreement.

          (k) Covance hereby agrees to reimburse Employee up to $6,000 for the calendar year ending 1999 and $6,000 for the calendar year ending 2,000 ($12,000 in the aggregate) for actual professional fees for tax and/or financial counseling services provided to Employee. Covance shall reimburse Employee for such amounts promptly after receipt of reasonably satisfactory documentation of the type and amounts of such services.

     3. RELEASE. The Employee, on behalf of Employee, Employee's heirs, executors, administrators, successors and assigns, hereby releases and forever discharges Covance and each and every subsidiary and affiliate of Covance, and all of their successors and assigns, together with the officers, directors and employees of the foregoing, from any and all actions, causes of action, suits, damages, judgments, executions, claims and demands of any kind whatsoever, (collectively, "Claims"), in law or in equity, which the Employee or Employee's heirs, executors, administrators, successors or assigns had, now have or hereafter may have against them or any of them the basis of which arose on our prior to the Effective Date (as defined in Section 13) for any reason, including, without limiting the generality of the foregoing, any Claims arising out of, or in connection with Employee's employment with Covance or the termination of the employment relationship, including, but not limited to, any Claims arising out of, or in connection with any New Jersey Civil Rights Law, Title VII of the Civil Rights Act of 1964, as amended, the Equal Employment Opportunity Act of 1972, as amended, the Rehabilitation Act, as amended, the Social Security Act, as amended, the Employment Retirement Income Security Act, as amended, the Equal Pay Act, as amended, the Age Discrimination and Employment Act, as amended, the Americans with Disabilities Act, as amended, or any other federal, state or local law, rule, regulation or ordinance, any common law claims under tort, contract or any other theory now or hereafter recognized and any oral or written agreement, including, without limitation, the Employee Letter Agreement.
Notwithstanding any breach of this Agreement by the Employee, this release shall be binding upon the Employee, Employee's heirs, successors and assigns.

NOTICE:     This Agreement is an important legal document which should be carefully reviewed and understood before it is signed. By signing this Agreement, Employee is agreeing to completely release Covance from all liability to Employee. Employee, therefore, should consult with an attorney before signing this Agreement.

     Employee has 21 days from the date of receipt of this document in which to execute this Agreement. In the event that Employee has not returned a signed copy of this Agreement to Covance within 21 days of receipt, Covance assumes that Employee has elected not to sign this Agreement. Employee also understands that if Employee chooses to sign this Agreement, Employee has an additional 7 days from the date of signing in which Employee may revoke it. This Agreement will not become effective or enforceable until the revocation period has expired and the other conditions specified in Section 13 have been satisfied. If revoked, Employee agrees to return to Covance any payments made to Employee under this Agreement prior to the date of revocation and understands that all future payments and benefits hereunder will be canceled.

     4. COVENANT. Except as otherwise specifically provided herein, any rights of the Employee in connection with Employee's relationship with Covance, or the termination thereof, shall be governed solely by this Agreement, and this Agreement supersedes any prior oral or written agreements between the Employee and Covance in connection with, or relating to, Employee's relationship with Covance, including, without limitation, the Employee Letter Agreement; PROVIDED, that the foregoing shall not be construed to supersede or nullify any obligation of the Employee to Covance or any of its affiliates under any confidentiality and/or non-competition agreements between Employee and Covance or any of its affiliates or any of the obligations of Employee under the Employee Letter Agreement, including, without limitation, obligations of confidentiality and non-competition; PROVIDED, FURTHER, that nothing in this Agreement, the Employee Letter Agreement or any other confidentiality and/or non-competition agreement between you and Covance or any of its subsidiaries or affiliates shall restrict you in your employment in any capacity by a corporation or entity engaged substantially in the manufacture or sale of pharmaceuticals or any other business which does not offer Covance Services (as defined in the Employee Letter Agreement).

     Without limitation to the foregoing, the Employee shall not (i) at any time disclose or use any confidential or proprietary information, relating to the business of Covance or any of its subsidiaries or affiliates or any successor of any of the foregoing either by merger, assignment, operation of law or otherwise, including, without limitation, trade secrets, technical data, formulae, plans, computer software processes, financial and organizational data, protocols, customer names or information, or business methods or practices; (ii) at any time directly or indirectly, on behalf of Employee, or any other person or entity solicit, induce or encourage any customer, supplier or employee of Covance and each and every affiliate or subsidiary of any of the foregoing or any successor of the foregoing either by merger, assignment, operation of law or otherwise, to leave the employment of or sever or diminish the relationship with Covance or any of its subsidiaries, affiliates or successors; (iii) at any time make any derogatory or disparaging statements to anyone regarding Covance or any of its subsidiaries or affiliates or any officer, director or employee of any of the foregoing, or any successor of the foregoing by either merger, assignment, operation of law, or otherwise, take any action intended or which may reasonably be expected, directly or indirectly, to impair the goodwill, business reputation or good name of Covance or any of its subsidiaries or affiliates or any officer, director or employee of any of the foregoing or successor of them, or (iv) make or cause to be made any copies, pictures, duplicates, facsimiles or other reproductions, records, abstracts or summaries of any reports, studies, memoranda, correspondence, manuals, customer lists, software, records, formulae, plans or other written, printed or otherwise recorded material of any kind whatsoever belonging to or in the possession of Covance or its subsidiaries or affiliates or successors, which may have been produced or created by Employee or others, or which may have come into Employee's possession in the course of his employment, or which relate in any manner to the then current or prospective business of Covance or any of its subsidiaries or affiliates or successors. Information shall not be considered confidential or proprietary if it has been previously disclosed or made available to the public without the benefit or express confidentiality protection or is commonly held and understood. The Employee shall have no right, title or interest in any such materials described in clause (iv) above and or any other property of Covance or any of its subsidiaries and affiliates or successors, and Employee agrees that Employee has not removed and will not remove any such materials or other property without the prior written consent of Covance, any of its subsidiaries or affiliates or successors, as applicable, and that Employee has surrendered all and any such materials and property (including equipment) to Covance. For purposes of this Agreement, advertisements in trade magazines, use of executive search firms and other conventional means of obtaining employees shall not be construed as solicitation, inducement or encouragement unless the party utilizing such conventional means specifically directs the efforts at employee(s) with whom the party may not have contact pursuant to the terms of this Agreement.

     5. INVALIDITY. The invalidity of any provision or provisions of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity of any portion of any provision of this Agreement affect the balance of such provision. If one or more of the provisions of this Agreement, or any part of them, shall be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provision shall be construed by the appropriate judicial body by limiting and reducing it or them so as to be enforceable to the maximum extent compatible with the applicable law.

     6. CONFIDENTIALITY OF THIS AGREEMENT. The Employee shall not, directly or indirectly, disclose to anyone (other than Employee's counsel, accountant and spouse) any of the terms and provision of this Agreement, and the substance of the negotiations and discussions held between Employee and Covance, it being understood that such discussions, terms and provisions are strictly confidential and provided further that no such disclosure shall be made to any of the excepted parties except upon the express agreement and condition that such excepted party will not further disclose any of the discussions, terms and provisions of this Agreement.

     7. BREACH. In the event that Employee (or any party claiming through Employee) brings an action for which release has been made under
Section 3 or Employee violates any of the covenants or representations contained in Sections 4 or 6 above, the obligations of Covance under Section 2 and the Employee's rights under Section 2(j) shall automatically be terminated, except for payments or rights granted to or on behalf of Employee under Sections 2(c), (d), (e) and except for the payment of three weeks base salary under Section 2(a) and the right to make the COBRA election at Employee's expense under Section 2(f). In the event of such default by Employee, the parties agree that three weeks of base salary payments under
Section 2(a) and the payments made to or on behalf of Employee under Section 2(h) prior to such default shall constitute adequate payment for the Employee's release set forth in Section 3. In the case of Employee's COBRA election under Section 2(f), Employee shall be required, to the extent that Employee desires to continue such COBRA coverage, from and after the default to pay all premiums under Section 2(f) regardless of whether the default has occurred prior to the expiration of the Payment Period. The foregoing rights shall be in addition to any other rights or remedies permitted to Covance in law or in equity. In addition, Employee acknowledges that any violation of the provisions of this Agreement (after giving effect to any modification pursuant to Section 5) would result in irreparable injury to Covance, and Employee therefore acknowledges that, in the event of any such violation, Covance shall be entitled to obtain from any court of competent jurisdiction injunctive relief, which right shall be cumulative and in addition to any other rights or remedies to which Covance may be entitled. Notwithstanding anything in this Section 7 to the contrary, if Employee is in violation of any of the covenants or representations contained in Sections 4 or 6 above, which violations can actually be cured by Employee's immediate compliance therewith, then Covance shall first notify Employee of such violation before terminating any of its obligations to Employee under Section 2 or Employee's rights under Section 2(j) and Employee shall remedy his non-compliant actions or inactions immediately but no later than two days from the date of such notice (the "Cure Period"). During the Cure Period, Employee's rights under
Section 2(j) shall be suspended. In the event Employee does not effectuate such cure as specified in this Section 7, then Covance shall be immediately permitted to enforce all of its rights and remedies, including without limitation, the termination of its obligations under Section 2 and Employees rights under Section 2(j).

     8.      WAIVER.   No waiver or modification of this Agreement shall be
binding unless it is in writing signed by the parties hereto. No waiver of a breach of this Agreement shall be deemed to constitute a waiver of a further breach, whether similar or dissimilar in nature.

     9. NO ADMISSION OF LIABILITY. Covance and its subsidiaries, parent and affiliates deny and will continue to deny any and all fault or wrongdoing of any nature. The fact of this Agreement shall not be construed as an admission. Covance and Employee have agreed to settle any and all claims Employee asserted or may have asserted solely to avoid the cost, inconvenience and uncertainty of litigation. This Agreement is not admissible in evidence and is not subject to discovery as evidence of any occurrence, status or meaning of any fact, matter, event or thing, or as an admission of any wrongdoing, statutory violation or breach of duty, promise or contract of Covance to the Employee hereto or anyone else, in any judicial, administrative or other proceeding now pending or hereafter instituted involving the parties to this Agreement or any other persons or entities.

     10. ALTERNATIVE PAYEE. In the event that Employee dies before any of the money owing to Employee under this Agreement is paid in full, then Covance shall make such remaining payments to the Employee's spouse, or, if Employee has no spouse at the time of Employee's demise, to Employee's estate. Upon Covance's written request, Employee's spouse or estate, as applicable, shall execute and deliver to Covance a written acknowledgment that such payments are subject to the terms of this Agreement and that such person or entity shall be bound by and comply with the terms hereof. Such acknowledgment shall be provided within five days of the date requested by Covance and Covance shall be entitled to suspend payments hereunder after the passage of such five days until it receives such acknowledgment.

     11. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the state of New Jersey and any action filed to enforce the terms, conditions or covenants contained herein shall be filed in a state court of New Jersey. This Agreement represents the entire agreement between the parties with respect to the subject matter of the Agreement and supersedes all previous written and oral understandings, agreements, commitments and communications.

     12. NOTICES. All notices or communications provided for under this Agreement shall be in writing (including telecopier) and sent by certified mail, same day or overnight courier or telecopied, if to Covance at 210 Carnegie Center, Princeton, New Jersey 08540, Attention: Dr. Paul Sartori; and if to Employee at the address specified above or as to each party, at such other address as shall be designated by such party in a written notice to the other party. All notices sent by any of the foregoing methods shall be effective when so sent.

     13. CONDITIONS PRECEDENT. This Agreement shall be effective on the date first above written, on the date, and only on the date (the "EFFECTIVE DATE") upon which all of the following conditions shall be satisfied:

          a) Covance shall have executed and delivered to Employee a counterpart of this Agreement;

          b) Employee shall have executed and delivered to Covance a counterpart of this Agreement;

          c) The Compensation and Organization Committee of the Covance Board of Directors shall have approved this Agreement; and

          d) Seven days have elapsed from the date Employee has executed and delivered a counterpart of this Agreement.

     IN WITNESS WHEREOF, parties to this Agreement have executed or caused this Agreement to be executed by their respective officers, as applicable, as of the date first above written, in the case of Covance, and on the date specified below, in the case of the Employee.

Covance Inc.

By:                                /s/ James D. Utterback
   ------------------------        ---------------------------
                                   James D. Utterback

                                   Date:
                                        -----------------------


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